DUNE ENERGY PRICES PRIVATE OFFERINGS OF $300 MILLION OF SENIOR SECURED NOTES DUE 2012 AND $180 MILLION OF SENIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

Houston, Texas, May 2, 2007 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX:
DNE) announced today that it had priced its previously disclosed private offering of senior secured notes due 2012 (the "Senior Secured Notes") and senior redeemable convertible preferred stock (the "Preferred Stock"). Prior to pricing, Dune increased the amount of the Senior Secured Notes offered in the private offering from $285 million to $300 million and the amount of Preferred Stock from $140 million to $180 million. A majority of the proceeds from the private offering will be used to acquire all of the outstanding capital stock of Goldking Energy Corporation ("Goldking"), as previously announced by Dune.

About the Senior Secured Notes

The Senior Secured Notes will bear interest at the rate of 10.5% per annum and will be unconditionally guaranteed on a senior secured basis by each of the Company's existing and future domestic subsidiaries. The Senior Secured Notes will be secured by a lien on substantially all of the Company's assets.

About the Preferred Stock

The Preferred Stock, which will have a liquidation preference of $1,000 per share, will pay a dividend at a rate of 10% per annum, payable quarterly, at the option of the Company, in additional shares of Preferred Stock, shares of the Company's common stock (subject to the satisfaction of certain conditions) or cash. The Preferred Stock will be initially convertible into 60 million shares of the Company's common stock, based on an initial conversion price of $3.00 per share of the Company's common stock and reflecting a 20% conversion premium to the $2.50 per share closing price of Dune's common stock on the American Stock Exchange on May 1, 2007. We have granted the initial purchaser a 30-day option to acquire an additional 36,000 shares of Preferred Stock.

There will be a one-time test for adjustment of the conversion price and the dividend rate, effective as of May 1, 2008, based upon a specified average trading price of the Company's common stock for the 30 trading days up to and including April 30, 2008. If the Company meets or exceeds this target, there will be no adjustment. In addition, the conversion price of the Preferred Stock will be subject to adjustment pursuant to customary anti-dilution provisions and may also be adjusted upon the occurrence of a fundamental change. The Preferred Stock is redeemable at the option of the holder on December 1, 2012 or upon a change of control. In the event the Company fails to redeem shares of Preferred Stock "put" to the Company by a holder, then the conversion price shall be lowered and the dividend rate increased. After December 1, 2012, the Company may redeem shares of Preferred Stock. Holders converting Preferred Stock prior to June 1, 2010 will be entitled to receive a certain make whole premium.

Complete descriptions of the Senior Secured Notes and the Preferred Stock will be contained in a filing to be made by the Company with the Securities and Exchange Commission upon the closing of the offerings and the acquisition of Goldking.

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The Senior Secured Notes are being offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Act"), to non-U.S. persons outside the United States under Regulation S of the Act, and to a limited number of institutional accredited investors. Shares of Preferred Stock are being offered only to qualified institutional buyers pursuant to Rule 144A of the Act. Neither the Senior Secured Notes nor the Preferred Stock have been registered under the Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

Dune expects that the offerings related to the Senior Secured Notes and the Preferred Stock will close concurrently in mid May 2007, although there can be no assurances in that regard.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a confidential offering circular.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.